UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2014 (May 1, 2014)

CLARCOR INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN 37067

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 615-771-3100

No Change

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2014, CLARCOR Inc. (the “Company”) amended its existing Credit Agreement, dated as of April 5, 2012, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer (the “Credit Agreement”), pursuant to an Amendment No. 2 to Credit Agreement and Amendment No. 2 to Subsidiary Guaranty, by and among the Company, certain subsidiaries of the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer (the “Amendment”) .

The Amendment provides for the making of term loans aggregating $315.0 million (the “Term Loans”) and adds provisions to the Credit Agreement facilitating the possible future joinder of subsidiaries of the Company as co-borrowers. The proceeds of the Term Loans were advanced on May 1, 2014, and the Term Loans mature on April 5, 2017. The Company used the net proceeds of the Term Loans to fund a portion of the purchase price payable in connection with its acquisition of the Stanadyne fuel filtration business.

At the Company’s election, the Term Loans bear interest at either (1) a rate per annum equal to the highest of the Administrative Agent’s prime rate or 0.5% in excess of the Federal Funds Effective Rate or 1.0% in excess of one-month LIBOR, or (2) the one-, two-, three-, or six-month (or, with the consent of all the lenders, any other period less than twelve months) per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company’s leverage ratio and varies from 0.75% to 1.30%. Principal is payable in full at maturity on April 5, 2017, and there are no scheduled principal payments prior to maturity.

The Term Loans are unsecured, but are guaranteed substantially by all of the Company’s material domestic subsidiaries.

If an event of default shall occur and be continuing under the Credit Agreement, the entire principal amount outstanding under the Term Loans, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain of the lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing summary of the Amendment contained in this Current Report on Form 8-K does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 1, 2014, the Company completed its acquisition of the Stanadyne fuel filtration business (the “Business”) through the acquisition of the stock of Stanadyne Holdings, Inc. pursuant to the terms of a stock purchase agreement dated as of April 28, 2014, the execution of which was previously disclosed in a Current Report on Form 8-K filed by the Company on such date.

The purchase price paid at closing was $325 million in cash (prior to giving effect to purchase price adjustments based on the working capital of the Business as of the closing and certain other contractually agreed adjustments which will be finally determined following the closing).

The Company will file with the Securities and Exchange Commission (the “SEC”) the financial statements and pro forma financial information required to be filed pursuant to Rule 3-05 of Regulation S-X and Article 11 of Regulation S-X within 71 days of the date on which this Current Report on Form 8-K was required to be filed with the SEC.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 8.01 Other Events.

On May 1, 2014, the Company issued a press release announcing the closing of the acquisition of the Business. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Amendment No. 2 to Credit Agreement and Amendment No. 2 to Subsidiary Guaranty, dated as of May 1, 2014, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.

99.1	Press Release dated May 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President, General Counsel and Secretary

Date: May 1, 2014

EXHIBIT INDEX

No.	Exhibit

10.1	Amendment No. 2 to Credit Agreement and Amendment No. 2 to Subsidiary Guaranty, dated as of May 1, 2014, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.

99.1	Press Release dated May 1, 2014